UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 9, 2008

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On October 9, 2008 the registrant filed on a Form 8-K its press release dated October 8, 2008, regarding its preliminary financial results for the period ended September 30, 2008.  Attachment I to this Form 8-K contains certain reconciliation and other information with regard to free cash flow information in the registrant’s October 8, 2008 press release.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 9, 2008

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller

ATTACHMENT I

1 www.ibm.com/investor Non-GAAP Supplementary Materials In an effort to provide investors with additional information regarding the company’s preliminary financial results for the period ended September 30, 2008, the company discussed, in its October 8, 2008 press release, the following Non-GAAP information which management believes provides useful information to investors. Cash Flow Management includes information on both cash flow from operations and free cash flow that exclude the effect of Global Financing Receivables. For a financing business, increasing receivables is the basis for growth. Receivables are viewed as an investment and an income producing asset. Therefore, management presents financing receivables as an investing activity. Management’s view is that this presentation gives the investor the best perspective of cash available for new investment or for distribution to shareholders. This presentation is consistent with the company’s previous earnings disclosures.

2 www.ibm.com/investor Preliminary Cash Flow Analysis 6.4 Free Cash Flow (excluding GF Receivables) (3.5) Net Capital Expenditures YTD 3Q08 9.9 Net Cash from Operations (excluding GF Receivables) 2.3 Less: Global Financing Receivables $12.2 Net Cash from Operations $ in Billions